Exhibit 5.1

Paul, Weiss, Rifkind, Wharton & Garrison LLP
212-373-3000	1285 Avenue of the Americas
212-757-3990	New York, New York 10019-6064

June 10, 2025

Beach Acquisition Co Parent, LLC

c/o 3G Capital Partners L.P.

600 Third Avenue, 37th Floor

New York, NY 10016

Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as special counsel to Beach Acquisition Co Parent, LLC, a Delaware limited liability company (the “Company”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”) of the Company, filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Act”), and the rules and regulations thereunder (the “Rules”). You have asked us to furnish our opinion as to the legality of the securities being registered under the Registration Statement. The Registration Statement relates to the registration under the Act of up to 25,738,356 Common Units and up to 509,360 Class P Units (together with the Common Units, the “Units”) representing limited liability interests of the Company, that are being issued or are issuable pursuant to the Agreement and Plan of Merger, dated as of May 4, 2025 (the “Merger Agreement”), by and among the Company, Beach Acquisition Merger Sub, Inc., a Delaware corporation and a direct or indirect subsidiary of the Company (“Merger Subsidiary”), and Skechers U.S.A., Inc., a Delaware corporation (“Skechers”), providing for the merger of Merger Subsidiary with and into Skechers, with Skechers continuing as the surviving corporation and a direct, wholly-owned subsidiary of the Company.

Beach Acquisition Co Parent, LLC	2

In connection with the furnishing of this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Documents”):

1.	the Registration Statement; and

2.	the Merger Agreement.

In addition, we have examined (i) such limited liability company records of the Company that we have considered appropriate, including a copy of the certificate of formation and limited liability company agreement, as amended and restated, of the Company, certified by the Company as in effect on the date of this letter, and a copy of the written consent of the sole member of the Company relating to the issuance of the Units, certified by the Company and (ii) such other certificates, agreements and documents that we deemed relevant and necessary as a basis for the opinions expressed below. We have also relied upon the factual matters contained in the representations and warranties of the Company made in the Documents and upon certificates of public officials and the officers of the Company.

In our examination of the documents referred to above, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the documents reviewed by us, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as certified, photostatic, reproduced or conformed copies of valid existing agreements or other documents, the authenticity of all the latter documents and that the statements regarding matters of fact in the certificates, records, agreements, instruments and documents that we have examined are accurate and complete. We have also assumed that the Merger Agreement is a legal, valid and binding obligation of each party to it other than the Company, enforceable against each such party in accordance with its terms.

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Based upon the above, and subject to the stated assumptions, exceptions and qualifications, we are of the opinion that the Units have been duly authorized by all necessary limited liability company action on the part of the Company and, when issued, delivered and paid for as contemplated in the Registration Statement and in accordance with the terms of the Merger Agreement, the Units will be validly issued and fully paid and holders of the Units will have no obligation to make payments or contributions to the Company or its creditors solely by reason of their ownership of the Units.

The opinion expressed above is limited to the Delaware Limited Liability Company Act. Our opinion is rendered only with respect to the laws, and the rules, regulations and orders under those laws, that are currently in effect.

We hereby consent to use of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading “Legal Matters” contained in the prospectus included in the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by the Act or the Rules.

Very truly yours,

/s/ Paul, Weiss, Rifkind, Wharton & Garrison LLP

PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP